Exhibit 99.1

DaVita HealthCare Partners Provides Update on Previously

Announced Two-for-One Stock Split

DENVER (August 23, 2013) – DaVita HealthCare Partners Inc. (NYSE: DVA) today announced an update on the timing of the previously announced two-for-one split of its common stock in the form of a stock dividend. As previously announced, the record date for the stock dividend is August 23, 2013. The Company now anticipates the dividend shares to be distributed on September 6, 2013 and the Company’s common stock will begin trading on a post-split basis on September 9, 2013, the next trading day following the distribution date.

About DaVita HealthCare Partners

DaVita HealthCare Partners Inc., a Fortune 500® company, is the parent company of DaVita and HealthCare Partners. DaVita is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. As of June 30, 2013, DaVita operated or provided administrative services at 2,010 outpatient dialysis centers in the United States serving approximately 159,000 patients, and at 48 centers in ten countries outside of the United States. HealthCare Partners manages and operates medical groups and affiliated physician networks in California, Nevada, Florida and New Mexico in its pursuit to deliver excellent-quality health care in a dignified and compassionate manner. As of June 30, 2013, HealthCare Partners provided integrated care management for approximately 733,000 managed care patients. For more information, please visit DaVitaHealthCarePartners.com.

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Investors:

Jim Gustafson

(310) 536-2585

Jim.Gustafson@davita.com